Exhibit 99.1

                   Community Bancorp Inc. Completes
            Acquisition of Rancho Bernardo Community Bank

    ESCONDIDO, Calif.--(BUSINESS WIRE)--Aug. 22, 2005--Community Bancorp Inc. ("Community") (Nasdaq:CMBC), parent company of Community National Bank, announced that on Friday, August 19, 2005, it completed its previously announced acquisition of Rancho Bernardo Community Bank, a $124.5 million asset bank located in Rancho Bernardo, California. The single banking office of Rancho Bernardo will be added to the Community National Bank branch network.
    "We welcome Rancho Bernardo's customers, employees and shareholders into the Community family," stated Michael J. Perdue, President and CEO of Community. "Both banks share a similar corporate culture focused on customer service, serving the needs of the business community and being part of the communities we serve, while maximizing shareholder value. The successful completion of this transaction enhances our franchise and continues our strategic expansion in the high-growth areas of San Diego and Riverside counties."
    Shareholders of Rancho Bernardo common stock have the choice to receive cash, shares of Community or a combination subject to the limitations in the Merger Agreement. The transaction is valued at approximately $34.5 million, with each share of Rancho Bernardo being exchanged for either $31.46 in cash or 0.949 shares of Community common stock.
    On a pro forma consolidated basis with Rancho Bernardo as of June 30, 2005, Community National had assets of approximately $895 million and 11 branches in San Diego county and southwest Riverside county.

    ABOUT COMMUNITY BANCORP INC.

    Community Bancorp is a bank holding company with $770.2 million in assets as of June 30, 2005, with a wholly owned banking subsidiary, Community National Bank, headquartered in Escondido, California. The bank's primary focus is community banking, providing commercial banking services including commercial, real estate and SBA loans to small and medium sized businesses. The bank (including the branch acquired through the Rancho Bernardo acquisition) serves San Diego County and southwest Riverside County with eleven community banking offices in Bonsall, El Cajon, Encinitas, Escondido, Fallbrook, La Mesa, Murrieta, Rancho Bernardo, Santee, Temecula and Vista, and has additional SBA loan production offices that originate loans in California, Arizona, Nevada and Oregon. Information regarding Community Bancorp Inc. and Community National Bank is also available on the Internet at www.comnb.com.

    FORWARD LOOKING STATEMENTS

    Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government (including the Small Business Administration), and general economic conditions. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.


    CONTACT: Community Bancorp Inc.
             Michael J. Perdue, 760-432-1100
             www.comnb.com